Exhibit 3

BAYTEX ENERGY TRUST

NOTICE TO THE HOLDERS
OF TRUST UNITS
OF THE ANNUAL GENERAL MEETING
MAY 17, 2004

NOTICE IS HEREBY GIVEN that the Annual General Meeting (the “Meeting”) of the holders (the “Unitholders”) of trust units (the “Trust Units”) of Baytex Energy Trust (the “Trust”) will be held in the Devonian Room of the Calgary Petroleum Club, at 319, 5th Avenue S.W., Calgary, Alberta, on Monday, May 17, 2004 at 3:00 p.m. (Calgary time) for the following purposes, namely to:

1.                                       receive the financial statements of the Trust for the year ended December 31, 2003 and the auditors’ report thereon;

2.                                       fix the number of directors to be elected at the Meeting at six (6) and elect directors for the ensuing year;

3.                                       appoint the auditors for the ensuing year; and

4.                                       transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Only holders of record at the close of business on April 12, 2004 (the “Record Date”) of Trust Units are entitled to notice of and to attend the Meeting or any adjournment or adjournments thereof and to vote thereat unless after the Record Date a holder of record transfers his Trust Units and the transferee upon producing properly endorsed certificates evidencing such Trust Units or otherwise establishing that he owns such Trust Units, requests, not later than ten days before the Meeting, that the transferee’s name be included in the list of Unitholders entitled to vote, in which case such transferee shall be entitled to vote such Trust Units at the Meeting.

Unitholders may vote in person at the Meeting or any adjournment or adjournments thereof, or they may appoint another person (who need not be a Unitholder) as their proxy to attend and vote in their place.  Unitholders unable to be present at the Meeting are requested to date and sign the enclosed form of proxy and return it to the Trust’s transfer agent, Valiant Trust Company, Suite 510, 550 - 6th Avenue S.W., Calgary, Alberta, T2P 0S2, on or before 4:00 p.m. (Calgary time) on May 15, 2004 in the enclosed envelope provided for that purpose.

A Management Proxy Circular relating to the business to be conducted at the Meeting and an Annual Report containing the financial statements of the Trust for the year ended December 31, 2003 accompany this Notice.

Calgary, Alberta April 12, 2004	BY ORDER OF THE BOARD OF DIRECTORS OF BAYTEX ENERGY LTD.

(Signed) Raymond T. Chan
President and Chief Executive Officer

BAYTEX ENERGY TRUST

MANAGEMENT PROXY CIRCULAR
FOR THE ANNUAL GENERAL MEETING
OF THE HOLDERS OF TRUST UNITS
TO BE HELD ON MAY 17, 2004

THIS MANAGEMENT PROXY CIRCULAR (the “Circular”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE MANAGEMENT OF BAYTEX ENERGY TRUST (the “Trust”) for use at the Annual General Meeting (the “Meeting”) of the holders (the “Unitholders”) of trust units (the “Trust Units”) in the capital of the Trust to be held in the Devonian Room of the Calgary Petroleum Club, at 319 – 5th Avenue S.W., Calgary, Alberta, on Monday, May 17, 2004, at 3:00 p.m. (Calgary time) and any adjournment or adjournments thereof for the purposes set forth in the accompanying Notice of Meeting.

SOLICITATION OF PROXIES

Solicitation of proxies by management will be primarily by mail, but may also be in person or by telephone. The cost of solicitation will be borne by the Trust.

The Trust has two outstanding types of securities that entitle holders to vote generally at meetings of Unitholders, being Trust Units and special voting units (“Special Voting Units”).  Each Trust Unit outstanding at the close of business on April 12, 2004 is entitled to one vote.  One Special Voting Unit was issued to Valiant Trust Company as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of the exchangeable shares (the “Exchangeable Shares”) of Baytex Energy Ltd. (“Baytex”) a subsidiary of the Trust, in connection with a plan of arrangement (the “Arrangement”) which became effective September 2, 2003.  The Special Voting Unit is entitled to one vote for each Exchangeable Share outstanding at the close of business on April 12, 2004.  The Trust Units and the Special Voting Unit vote together as a single class on all matters.  Valiant Trust Company is required to vote the Special Voting Unit in the manner that holders of Exchangeable Shares instruct, and to abstain from voting on the Exchangeable Shares for which Valiant Trust Company does not receive instructions.

RECORD DATE

Only Unitholders of record on April 12, 2004 (the “Record Date”) are entitled to notice of, and to attend and vote at, the Meeting unless after the Record Date a holder of record transfers his Trust Units and the transferee upon producing properly endorsed certificates evidencing such Trust Units or otherwise establishes that he owns such Trust Units, requests, not later than ten days before the Meeting, that the transferee’s name be included in the list of Unitholders entitled to vote, in which case such transferee shall be entitled to vote such Trust Units at the Meeting.

VOTING TRUST UNITS AND PRINCIPAL HOLDERS THEREOF

The Trust is authorized to issue an unlimited number of Trust Units. As of March 31, 2004 there were 62,700,467 Trust Units issued and outstanding. The holders of Trust Units are entitled to one vote for each Trust Unit held.

The Trust is also authorized to issue an unlimited number of Special Voting Units.  As at March 31, 2004, one Special Voting Unit had been issued to Valiant Trust Company in connection with the issuance of the Exchangeable Shares.  As at March 31, 2004, there were 1,977,141 Exchangeable Shares issued and outstanding.

Any registered Unitholder of the Trust at the close of business on April 12, 2004 who either personally attends the Meeting or who completes and delivers a proxy will be entitled to vote or have his Trust Units voted at the Meeting. However, a person appointed under the form of proxy will be entitled to vote the Trust Units represented by that form only if it is effectively delivered in the manner set out under the heading “Appointment and Revocation of Proxies”.

To the best of the knowledge of the directors and officers of Baytex, as at April 12, 2004 no persons beneficially own, directly or indirectly, or exercise control or discretion over Trust Units carrying more than 10% of the votes attached to all of the issued and outstanding Trust Units.

As at March 31, 2004, the directors and officers of Baytex, as a group, beneficially owned, directly or indirectly, or exercised control over 729,438 Trust Units or approximately 1.2% of the issued and outstanding Trust Units and 605,129 Exchangeable Shares or approximately 31% of the issued and outstanding Exchangeable Shares.

VOTING BY HOLDERS OF EXCHANGEABLE SHARES

Valiant Trust Company has one Special Voting Unit.  The Special Voting Unit is entitled to a number of votes at the Meeting equal to the aggregate number of outstanding Exchangeable Shares.  Each holder of Exchangeable Shares is entitled to give Valiant Trust Company voting instructions for a number of votes equal to the number of that holder’s Exchangeable Shares.  The procedures for the holders of Exchangeable Shares to instruct Valiant Trust Company about voting at the Meeting are explained in the “Voting Direction for Holders of Exchangeable Shares of Baytex” (the “Voting Direction”) that has been provided to holders of Exchangeable Shares with this Circular.

The Voting Direction is the means by which holders of Exchangeable Shares may authorize the voting of the voting rights associated with the Exchangeable Shares at the Meeting.  Valiant Trust Company will exercise each vote only as directed on the Voting Direction.  In the absence of instructions to voting, Valiant Trust Company will not exercise the voting rights associated with the Exchangeable Shares.  A holder of Exchangeable Shares may also instruct Valiant Trust Company to give a proxy entitling the holder’s designee to vote personally the relevant number of votes or to grant Baytex’s management a proxy to vote those votes.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are the President and Chief Executive Officer and the Vice President, Finance and Chief Financial Officer of Baytex.  A UNITHOLDER SUBMITTING A PROXY HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM OR HER AT THE MEETING OTHER THAN THE PERSON OR PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED BY BAYTEX.  TO EXERCISE THIS RIGHT THE UNITHOLDER SHOULD INSERT THE NAME OF THE DESIRED REPRESENTATIVE IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND STRIKE OUT THE OTHER NAMES OR SUBMIT ANOTHER APPROPRIATE PROXY. In order to be effective, the proxy must be mailed so as to be deposited at the office of the Trust’s transfer agent, Valiant Trust Company, Suite 510, 550 - 6th Avenue S.W., Calgary, Alberta, T2P 0S2, on or before 4:00 p.m. (Calgary time) on May 15, 2004. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date of its execution. The instrument appointing a proxy shall be in writing under the hand of the Unitholder or his attorney, or, if such Unitholder is a corporation, under its corporate seal, and executed by a director, officer or attorney thereof duly authorized.

A Unitholder who has submitted a proxy may revoke it by instrument in writing executed by the Unitholder or his attorney authorized in writing, or, if the Unitholder is a corporation, under its corporate seal and executed by a director, officer or attorney thereof duly authorized, and deposited either with Baytex at its offices as aforesaid at any time prior to the close of business on the second last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting, and upon such deposit the previous proxy is revoked.

A holder of Exchangeable Shares who has submitted a Voting Direction may revoke it at any time prior to the Meeting.  In addition to revocation in any other matter permitted by law, a Voting Direction may be revoked by instrument in writing executed by the holder of Exchangeable Shares or his attorney authorized in writing or, if the holder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited at the office of Valiant Trust Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the Voting Direction is to be acted upon, or with a representative of Valiant Trust Company in attendance at the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the Voting Direction is revoked.

EXERCISE OF DISCRETION BY PROXIES

All Trust Units represented at the Meeting by properly executed proxies will be voted, and where a choice with respect to any matter to be acted upon has been specified in the instrument of proxy the Trust Units represented by the proxy will be voted in accordance with such specification.  IN THE ABSENCE OF SUCH SPECIFICATION, SUCH TRUST UNITS WILL BE VOTED: ‘FOR’ FIXING THE NUMBER OF DIRECTORS TO BE ELECTED AT THE MEETING AT SIX (6); ‘FOR’ THE ELECTION AS DIRECTORS OF THOSE NOMINEES LISTED IN THIS PROXY CIRCULAR; AND ‘FOR’ THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS.  The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, management of Baytex knows of no such amendment, variation or other matter.

ADVICE TO BENEFICIAL HOLDERS OF SECURITIES

The information set forth in this section is of significant importance to Unitholders who do not hold their Trust Units in their own name.  Unitholders who do not hold their Trust Units in their own name (referred to in this Circular as “Beneficial Unitholders”) should note that only proxies deposited by Unitholders whose names appear on the records of the Trust as the registered holders of Trust Units can be recognized and acted upon at the Meeting.  If Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder’s name on the records of the Trust.  Such Trust Units will more likely be registered under the name of the Unitholder’s broker or an agent of that broker.  In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms).  In the United States, the vast majority of such Trust Units are registered in the name of CEDE & Co., which company acts as a nominee for many U.S. brokerage firms. Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, brokers/nominees are prohibited from voting Trust Units for their clients. The directors and officers of Baytex do not know for whose benefit the Trust Units registered in the name of CDS & Co. or CEDE & Co. or of other brokers/agents are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of unitholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting.  Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders.  However, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”).  ADP typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Unitholders and asks Beneficial Unitholders to return the proxy forms to ADP.  ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting.  A Beneficial Unitholder receiving a proxy with an ADP sticker on it cannot use that proxy to vote Trust Units directly at the Meeting - the proxy must be returned to ADP well in advance of the Meeting in order to have the Trust Units voted.

QUORUM FOR MEETING

A quorum for the Meeting is two or more persons either present in person or represented by proxy and representing in the aggregate not less than 5% of the outstanding Trust Units.  If a quorum is not present at the Meeting within one-half hour after the time fixed for the holding of the Meeting, the Meeting will be adjourned to such day being not less than 14 days later and to such place and time as may be determined by the Chairman of the Meeting.  At such Meeting, the Unitholders present either personally or by proxy shall form a quorum.

APPROVAL REQUIREMENT

All of the matters to be considered at the Meeting are ordinary resolutions requiring approval by more than 50% of the votes cast in respect of the resolution by or on behalf of Unitholders present in person or represented by proxy at the Meeting.

MATTERS TO BE ACTED UPON AT THE MEETING

1.                                       Financial Statements and Auditors’ Report

Pursuant to the provisions of the amended and restated trust indenture of the Trust dated September 2, 2003 (the “Trust Indenture”), the directors of Baytex will submit to the Unitholders at the Meeting, the financial statements of the Trust for the fiscal year ended December 31, 2003 and the auditors’ report thereon.

No vote by the Unitholders with respect to this matter is required.

2.                                       Election of Directors

Action is to be taken at the Meeting with respect to the election of directors. The Board of Directors of Baytex (the “Board”) presently consists of six (6) members. It is proposed that the number of directors to be appointed at the Meeting will be fixed as six (6) members and the undermentioned persons will be nominated at the Meeting.

IT IS THE INTENTION OF THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, TO VOTE ‘FOR’ FIXING THE NUMBER OF DIRECTORS TO BE ELECTED AT THE MEETING AT SIX AND TO VOTE ‘FOR’ THE ELECTION OF THE FOLLOWING PERSONS TO THE BOARD UNLESS OTHERWISE DIRECTED. MANAGEMENT DOES NOT CONTEMPLATE THAT ANY OF SUCH NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR. HOWEVER, IF FOR ANY REASON ANY OF THE PROPOSED NOMINEES DOES NOT STAND FOR ELECTION OR IS UNABLE TO SERVE AS SUCH, THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, RESERVE THE RIGHT TO VOTE FOR ANY OTHER NOMINEE IN THEIR SOLE DISCRETION UNLESS THE UNITHOLDER HAS SPECIFIED IN HIS PROXY THAT HIS TRUST UNITS ARE TO BE WITHHELD FROM VOTING ON THE ELECTION OF DIRECTORS.

Each director elected at the Meeting will hold office until the next annual meeting of the Unitholders, or until his successor is duly elected or appointed, unless his office is earlier vacated.  The following information relating to the nominees as directors is based on Baytex’s records and on information received by Baytex from the nominees.

Nominees as Directors	Position Presently Held	Principal Occupation	Director Since	Trust Units Beneficially Owned or Controlled as of March 31, 2004(6)

John A. Brussa(2)(3) Calgary, Alberta	Director	Partner, Burnet, Duckworth & Palmer LLP (a law firm).	October 8, 1997	184,700

W.A. Blake Cassidy(1) Calgary, Alberta	Director	Retired Banker.	February 8, 1994	Nil

Raymond T. Chan Calgary, Alberta	President, Chief Executive Officer and Director	President and Chief Executive Officer of Baytex since September 2003; prior thereto, Senior Vice President and Chief Financial Officer of Baytex since October 1998.	October 5, 1998	208,397

Edward Chwyl(2)(3) Victoria, B.C.	Chairman	Independent Businessman since May 2002; prior thereto Chairman of the Board of Ventus Energy Ltd. since January 1999; prior thereto Chief Executive Officer of Marathon Oil Canada Ltd. since August 1998.	May 27, 2003	25,000

Dale O. Shwed(1)(3) Calgary, Alberta	Director	President and Chief Executive Officer of Crew Energy Inc. since September 2003; prior thereto President and Chief Executive Officer of Baytex.	June 3, 1993	240,882	(5)

Naveen Dargan (1)(2) Calgary, Alberta	Director	Independent businessman since June 2003; prior thereto Senior Managing Director of Raymond James Ltd. and predecessor companies.	September 2, 2003	25,000

Notes:

(1)                                  Member of the Audit Committee.

(2)                                  Member of the Compensation Committee.

(3)                                  Member of the Reserves Committee.

(4)                                  Baytex does not have an executive committee.

(5)                                  Does not include 605,129 Exchangeable Shares owned or controlled by Mr. Shwed.

(6)                                  Does not include the right to acquire 515,000 Trust Units issuable upon the exercise of rights issued under the Trust Unit Rights Incentive Plan held by the directors.

3.                                       Appointment of Auditors

The management designees, if named as proxy, intend to vote for the reappointment of Deloitte & Touche LLP, Chartered Accountants, Calgary, Alberta, as the auditors of the Trust, to hold office until the next annual meeting of the Unitholders, at a remuneration to be fixed by the Board. Deloitte & Touche LLP have been the auditors of the Trust since its inception.

Fees accrued to the Trust’s auditors, Deloitte & Touche LLP, for services rendered for the fiscal year 2003 are as follows: for audit and related services $430,950, for tax planning and compliance $228,281 and $45,020 for other consulting services.

EXECUTIVE COMPENSATION

Composition of the Compensation Committee

The Compensation Committee of the Board (the “Committee”) is composed of three (3) members, Messrs. Chwyl (Chairman), Brussa and Dargan.  Messrs. Chwyl, Brussa and Dargan are independent, non-employee directors and are not eligible to participate in any of Baytex’s executive compensation and benefit programs but are entitled to participate in the Trust Unit Rights Incentive Plan.  Each of Messrs. Chwyl, Brussa and Dargan currently hold trust unit incentive rights under the Trust Unit Rights Incentive Plan.  The Committee met one time in 2003.

Report to the Unitholders on Executive Compensation

The Committee exercises general responsibility regarding overall employee and executive compensation. It also determines the total compensation of the Chief Executive Officer of Baytex, subject to Board approval. The Committee meets at least annually with the Chief Executive Officer to review other employees’ salaries but direct approval of those salaries is provided by the Board annually through the approval of the general and administrative expense budget.

The Chief Executive Officer and the Committee performs a comparative compensation analysis for its senior officers and employees on an annual basis. As part of this analysis, the Chief Executive Officer and the Committee compares Baytex compensation to industry specific and independently compiled compensation data from a nationally recognized human resources consulting firm.  This analysis ensures that the compensation paid to its officers and employees is commensurate with other Canadian oil and gas companies and energy income trusts of similar size and capitalization.  In addition, the Committee reviews the compensation structure of Baytex with respect to its senior officers to ensure that Baytex is able, and continues to be able, to attract and retain qualified and experienced individuals to its team of senior officers and to motivate these individuals to perform to the best of their ability and in the best interests of the Trust.

Executive compensation consists of essentially three components: (1) base salary, (2) bonuses and (3) trust unit incentive rights. The employment benefits offered are generally typical of those provided by companies in the oil and gas industry. Each of these compensation components is summarized in the following sections.

Base Salaries

Base salaries are an important component of the overall compensation package for senior officers as it is usually the largest portion of annual compensation.  The Committee ensures the base salaries for the Chief Executive Officer and for the other executive officers are comparable to the amounts paid to similar executive officers of companies of similar size and character in the oil and gas industry in Canada.  As described above, the level of salaries relative to the industry is verified using independent and industry specific compensation data.

Bonuses

An annual bonus may be paid, at the end of the year, based on the Committee’s subjective assessment of Baytex’s general performance and the Chief Executive Officer’s and other executive officers’ contribution to any success achieved. Also, a bonus payment may be made to adjust the total cash compensation of the Chief Executive Officer or the other executive officers, as the case may be, to account for growth in the size of Baytex during the year. In effect, growth in size by Baytex during the year may have altered Baytex’s peer group for comparison purposes. There is generally a direct relationship between corporate size and base salary.  Baytex may use a bonus payment to increase total cash compensation in line with Baytex’s peer group.

Long-Term Incentive Compensation

Baytex’s long-term incentive compensation program is achieved through the granting of trust unit incentive rights. The Committee believes that the granting of trust unit incentive rights serves to motivate executive officers and employees to achieve Baytex’s strategic objectives, and to align the interests of executive officers and employees with the interests of the Unitholders.  Trust unit incentive rights are granted with a five-year term and vest 33.33% annually.

Submitted by the Compensation Committee:

Edward Chwyl (Chairman) John A. Brussa Naveen Dargan

Summary of Executive Compensation

The following table provides a summary of compensation earned during the fiscal years ended December 31, 2001, 2002 and 2003 by the current Chief Executive Officer, the former Chief Executive Officer and the four other most highly compensated executive officers or former executive officers of Baytex (collectively the “named executive officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (5)	Other Annual Compensation ($)(6)	Securities Under Incentive Rights/Options Granted (#)	All Other Compensation ($)(7)
Raymond T. Chan (1)	2003	300,000	250,000	Nil	350,000 Rights	Nil
President and Chief	2002	250,000	250,000	Nil	300,000 Options	Nil
Executive Officer	2001	220,000	100,000	Nil	180,000 Options	Nil

Dale O. Shwed (2)	2003	259,684	166,667	Nil	30,000 Rights	1,886,026
Former President and	2002	350,000	250,000	Nil	300,000 Options	Nil
Chief Executive Officer	2001	300,000	100,000	Nil	330,000 Options	Nil

Richard W. Naden	2003	196,667	75,000	Nil	175,000 Rights	Nil
Vice President,	2002	180,000	45,000	Nil	45,000 Options	Nil
Engineering & Operations	2001	175,000	20,000	Nil	42,000 Options	Nil

John G. Leach (3)	2003	114,641	130,000	Nil	Nil	500,589
Former Vice President,	2002	160,000	45,000	Nil	45,000 Options	Nil
Finance & Administration	2001	150,000	20,000	Nil	27,000 Options	Nil

Ralph W. Gibson	2003	185,000	80,000	Nil	175,000 Rights	Nil
Vice President, Marketing	2002	160,000	50,000	Nil	75,000 Options	Nil
	2001	160,000	10,000	Nil	10,000 Options	Nil

Garry J. Wasylycia (4)	2003	144,988	33,000	Nil	Nil	639,120
Former Vice President,	2002	205,000	50,000	Nil	45,000 Options	Nil
Exploration	2001	200,000	25,000	Nil	51,000 Options	Nil

Notes:

(1)                                  Mr. Chan became the President and Chief Executive Officer of Baytex in September 2003 upon completion of the Arrangement.  Prior thereto, he was the Senior Vice President and Chief Financial Officer.

(2)                                  Mr. Shwed ceased to be the President and Chief Executive Officer of Baytex in September 2003 upon completion of the Arrangement.  Mr. Shwed continues as a Director of Baytex subsequent to the completion of the Arrangement.

(3)                                  Mr. Leach ceased to be the Vice President, Finance & Administration of Baytex in September 2003 upon completion of the Arrangement.

(4)                                  Mr. Wasylycia ceased to be the Vice President, Exploration of Baytex in September 2003 upon completion of the Plan of Arrangement.

(5)                                  Each of Baytex’s executive officers applied all 2002 bonuses to the acquisition of flow through common shares of Baytex.  The common shares were acquired at $7.86 per common share representing a premium of 6.2% over the closing price of the Baytex common shares on the TSX the day prior to the approval of the bonuses by the Board of Directors.

(6)                                  Perquisites and other personal benefits do not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for any of the named executive officers.

(7)                                  Payments pursuant to change of control provisions of employment agreements.

Trust Unit Rights Incentive Plan

The Trust has established a Trust Unit Rights Incentive Plan for the directors, officers and employees of Baytex. As at March 31, 2004, the Plan had 5,800,000 Trust Units reserved for issuance thereunder. As at March 31, 2004, there were incentive rights outstanding to purchase 2,864,100 Trust Units.

The aggregate number of trust unit incentive rights granted to any single holder must not exceed 1% of the issued and outstanding Trust Units (including the number of Trust Units which may be issued on the exchange of the Exchangeable Shares which may be converted into Trust Units) (collectively, the “Total Units”) and the number of trust unit incentive rights issuable pursuant to the Trust Units Rights Incentive Plan to non-management directors as a group is limited to a maximum of 1% of the Total Units.  The trust unit incentive rights may be exercised during a period (the “Exercise Period”) not exceeding five (5) years from the date upon which the trust unit incentive right was granted (the “Grant Date”), and any trust unit incentive right granted shall vest pursuant to vesting schedules determined by the Board in its sole discretion.  Subject to regulatory approval, the grant price (“Grant Price”) per trust unit incentive right shall be equal to the closing price of the Trust Units on the Toronto Stock Exchange on the last trading day immediately preceding the Grant Date.  The exercise price (“Exercise Price”) per trust unit incentive right shall be calculated by deducting from the Grant Price the aggregate of all monthly distributions, on a per Trust Unit basis made by the Trust after the Grant Date, provided the amount of such monthly distribution represents a return of more than 0.833% of the Trust’s recorded cost of oil and natural gas properties less accumulated depreciation and depletion and any future income tax liability associated with such oil and natural gas properties at the end of each month.

The following table sets forth individual grants of trust unit incentive rights made to the named executive officers during the fiscal year ended December 31, 2003.

TRUST UNIT INCENTIVE RIGHTS GRANTS DURING THE YEAR ENDED DECEMBER 31, 2003

Name	Securities Under Trust Unit Incentive Rights Granted (#)	% of Total Trust Unit Incentive Rights Granted in Fiscal Year	Exercise Price as at December 31, 2003 ($ /Trust Unit)	Market Value of Securities Underlying Trust Unit Incentive Rights on the Date of Grant ($ /Trust Unit)	Expiration Date
Raymond T. Chan	350,000	11.8%	10.23	10.80	September 9, 2008
Dale O. Shwed	30,000	1.0%	10.23	10.80	September 9, 2008
Richard W. Naden	175,000	5.9%	10.23	10.80	September 9, 2008
John G. Leach	Nil	N/A	N/A	N/A	N/A
Ralph W. Gibson	175,000	5.9%	10.23	10.80	September 9, 2008
Garry J. Wasylycia	N/A	N/A	N/A	N/A	N/A

The Arrangement became effective September 2, 2003.  Prior to the completion of the Arrangement, the named executive officers did not receive stock options grants during 2003 to acquire common shares of Baytex.

Pursuant to the Arrangement, holders of stock options were entitled to participate in the Arrangement by exercising their stock options and receiving the same consideration under the Arrangement as the other shareholders of Baytex.  All of the issued and outstanding stock options of Baytex, including those held by the named executive officers, were exercised prior to the Arrangement becoming effective on September 2, 2003.

The following table sets forth information with respect to the exercise of trust unit incentive rights during the fiscal year ended December 31, 2003 by the named executive officers and with respect to all incentive rights held by the named executive officers and still outstanding on December 31, 2003.

AGGREGATED TRUST UNIT INCENTIVE RIGHTS EXERCISED DURING THE YEAR ENDED
DECEMBER 31, 2003 AND YEAR-END TRUST UNIT INCENTIVE RIGHTS VALUES

	Securities Acquired on Exercise	Aggregate Value Realized	Unexercised Trust Unit Incentive Rights at December 31, 2003 (#)		Value of Unexercised In-the- Money Trust Unit Incentive Rights at December 31, 2003(1) ($)
Name	(#)	($)	Vested	Not Vested	Vested	Not Vested
Raymond T. Chan	Nil	Nil	Nil	350,000	Nil	217,000
Dale O. Shwed	Nil	Nil	Nil	30,000	Nil	18,600
Richard W. Naden	Nil	Nil	Nil	175,000	Nil	108,500
John G. Leach	Nil	Nil	Nil	Nil	Nil	Nil
Ralph W. Gibson	Nil	Nil	Nil	175,000	Nil	108,500
Garry J. Wasylycia	Nil	Nil	Nil	Nil	Nil	Nil

Note:

(1)                                  Based on the December 31, 2003 closing price per Trust Unit on the TSX of $10.85.

The following table sets forth information with respect to the exercise of stock options during the fiscal year ended December 31, 2003 by the named executive officers and with respect to all stock options held by the named executive officers and still outstanding on December 31, 2002.

AGGREGATED STOCK OPTIONS EXERCISED DURING THE YEAR ENDED
DECEMBER 31, 2003 AND YEAR-END STOCK OPTION VALUES

	Securities Acquired on Exercise	Aggregate Value Realized	Unexercised Stock Options at December 31, 2003 (#)		Value of Unexercised In-the- Money Stock Options at December 31, 2003 ($)
Name	(#)	($)	Vested	Not Vested	Vested	Not Vested
Raymond T. Chan	830,000	3,360,900	Nil	Nil	Nil	Nil
Dale O. Shwed	1,380,000	5,842,900	Nil	Nil	Nil	Nil
Richard W. Naden	231,300	832,198	Nil	Nil	Nil	Nil
John G. Leach	137,000	554,810	Nil	Nil	Nil	Nil
Ralph W. Gibson	160,000	807,250	Nil	Nil	Nil	Nil
Garry J. Wasylycia	217,667	875,098	Nil	Nil	Nil	Nil

Retirement Plans

Baytex has no retirement plans for its employees.

Employment Agreement and Change of Control Agreements

Baytex has entered into an employment agreement with Mr. Chan which provides that in the event that the executive’s employment with Baytex is terminated without cause or upon a change of control of Baytex as defined in the agreement, and subject to certain conditions being met, Mr. Chan may receive a payment equal to 30 months salary, a bonus consideration and other employment benefits.  Baytex has also entered into change of control agreements with other officers.  The agreements provide that in the event of a change of control of Baytex as defined, and subject to certain conditions being met, the officers may receive payments equal to 24 months salary, a bonus consideration and other employment benefits.

In addition, the employment agreements and change of control agreements allow for the acceleration of un-vested and unexercised trust unit incentive rights.  These rights may be exercised for a period of 30 days following the date of termination of employment.

Compensation of Directors

Prior to the Arrangement, unrelated directors of Baytex were paid an annual retainer of $10,000 plus a fee of $500 per meeting attended.  Subsequent to the Arrangement, fees to unrelated directors, other than the Chairman, were increased to an annual retainer of $15,000 plus a fee of $1,000 per meeting attended. The Chairman receives an annual retainer of $25,000 plus a fee of $1,000 per meeting attended.  Director fees are paid on a quarterly basis.

During 2003, the unrelated directors were also granted trust unit incentive rights as follows: Mr. Brussa - 30,000 trust unit incentive rights; Mr. Shwed - 30,000 trust unit incentive rights; Mr. Cassidy - 30,000 trust unit incentive rights; Mr. Chwyl - 45,000 trust unit incentive rights; and Mr. Dargan - 30,000 trust unit incentive rights.

Liability Insurance of Directors and Officers

Baytex maintains directors’ and officers’ liability insurance coverage for losses to Baytex if it is required to reimburse directors and officers, where permitted, and for direct indemnity of directors and officers where corporate reimbursement is not permitted by law.  The insurance protects Baytex against liability (including costs), subject to standard policy exclusions, which may be incurred by directors and/or officers acting in such capacity for Baytex.  All directors and officers of Baytex are covered by the policy and the amount of insurance applies collectively to all.  The cost of this insurance is $202,000 per annum.

Performance Graph

The Trust began trading on the Toronto Stock Exchange on September 8, 2003.  The following graph compares the change in cumulative total Unitholders’ return from Sept 8, 2003 to December 31, 2003 of a $100 investment in the Trust’s Units with the cumulative total return of the S&P/TSX Capped Energy Trust Index and the S&P/TSX Composite Index (previously known as the TSE 300 Composite Index), assuming the reinvestment of dividends or distributions, where applicable.

Index	Sept 8/03	Dec 31/03
Baytex Energy Trust	100	109.14
S&P/TSX Capped Energy Trust Index	100	116.26
S&P/TSX Composite Index	100	108.32

CUMULATIVE VALUE OF A $100 INVESTMENT

Indebtedness of Directors and Executive Officers

At no time during the most recently completed financial year was there any indebtedness of any director or officer, or of any nominee for election as a director, or any associate of any such director or officer, to Baytex or to any other entity which is, or at any time since the beginning of the most recently completed financial year been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Baytex.

CORPORATE GOVERNANCE

In 1995, The Toronto Stock Exchange Committee on Corporate Governance in Canada issued a report (the “TSE Report”) which included guidelines for effective corporate governance. These guidelines deal with the constitution of boards of directors and board committees, their functions, their independence from management and other means of addressing corporate governance practices. The TSX has, in accordance with the recommendations contained in the TSE Report, imposed a disclosure requirement on every TSX listed company incorporated in Canada to disclose on an annual basis its approach to corporate governance with reference to the guidelines set out in the TSE Report.

Regulatory changes that have or will occur as a result of the enactment of the Sarbanes-Oxley Act 2002 in the United States and proposed changes to the Toronto Stock Exchange Corporate Governance Guidelines are continually monitored by the Board and the Board will take appropriate action as regulatory changes occur.  Listed below are the current Toronto Stock Exchange guidelines and a brief discussion of Baytex’s compliance with each guideline.

1.                                       The board of directors should explicitly assume responsibility for stewardship of Baytex, and specifically for: (a) adoption of a strategic planning process, (b) identification of principal risks and ensuring the implementation of appropriate systems to manage these risks, (c) succession planning, including appointing, training and monitoring senior management, (d) communications policy for Baytex, and (e) integrity of Baytex’s internal control and management information systems.

The Board has statutory responsibility to oversee the conduct of the business of Baytex and to supervise management which is responsible for the day-to-day conduct of the business of Baytex. The Board’s fundamental objectives are to enhance and preserve long-term value in the Trust Units and to ensure Baytex meets its obligations on an ongoing basis. While the Board has delegated the responsibility for day-to-day management of Baytex to management team, the Board has implicitly and explicitly acknowledged its responsibility for the stewardship of Baytex including the following:

(a)                                  The Board meets quarterly to review and provide guidance to Baytex’s senior executives on development and progress of Baytex’s strategic plans and operating budgets.

(b)                                 The Board has identified Baytex’s principal business risks and has developed a number of key strategies to protect Baytex from these risks and to help senior executives monitor these risks.

(c)                                  A Compensation Committee entirely made up of outside Board members annually reviews the performance of the Chief Executive Officer and other senior executives based on the performance of Baytex. Succession planning is the responsibility of this Committee.

(d)                                 The Board has discussed and considered how the Trust communicates with Unitholders and the public. The Board reviews all of the Trust’s communications to Unitholders and to the public.

(e)                                  The Board, directly and through its Audit Committee, assesses the integrity of the Trust’s internal control and management information systems.

2.                                       Majority of directors should be “unrelated” (free from conflicting interest).

The Board comprises six members, five of whom are unrelated directors and one of whom is senior executive of Baytex. As a result, a majority of the members of the Board are unrelated members.  The Trust does not have a significant Unitholder with the ability to exercise a majority of the votes for the election of directors.

3.                                       Disclose for each director whether he or she is related, and how that conclusion was reached. The Board is made up of:

John A. Brussa	unrelated

W.A. Blake Cassidy	unrelated

Raymond T. Chan	related as President and Chief Executive Officer

Edward Chwyl	unrelated

Naveen Dargan	unrelated

Dale O. Shwed	unrelated

4.                                       Appointment of a committee responsible for appointment/assessment of directors and that is comprised exclusively of outside (i.e., non-management) directors, a majority of whom are unrelated directors.

Due to the size of the Board, the responsibility for recruitment for the Board has fallen on the Compensation Committee and the Chief Executive Officer and is discussed with other Board members prior to any nominations being made.

5.                                       Implement a process for assessing the effectiveness of the Board as a whole and its committees and individual directors.

The Board continually evaluates the effectiveness of itself. Due to the size of the Board, a separate committee has not been organized to fulfill this function.

6.                                       Provide orientation and education programs for new directors.

Existing Board members historically have provided orientation and education to new members on an ad hoc and informal basis. The Board believes that the procedures referred to in items 4 and 5 above and in this item have proven to be a practical and effective approach to these governance issues in light of Baytex’s particular circumstances, including the relatively small size of the Board, the size of Baytex and the nature and scope of Baytex’s business and operations and the expertise of Board members.

7.                                       Consider the size of the Board of Directors, and the impact of the number on the Board’s effectiveness.

To date the Board has felt that, due to the size and maturity of Baytex, the current number of Board members is adequate to provide the appropriate level of skill mix to guide Baytex. However, the current size and make-up of the Board is being continually monitored by the existing Board members.

8.                                       The Board should review the adequacy and form of the compensation of directors to ensure compensation realistically reflects responsibilities and risks involved.

The Board, through its Compensation Committee, periodically reviews the adequacy and form of directors’ compensation.

9.                                       Committees of the Board should generally be composed of outside directors, a majority of whom are unrelated, although some committees, such as the executive committee, may include one or more inside directors.

The Committees established by the Board are composed as follows:

Committee	Related Directors	Unrelated Directors
Audit	—	3
Compensation	—	3
Reserves	—	3

10.                                 The Board should expressly assume responsibility for, or assign to a committee of directors, the general responsibility for developing Baytex’s approach to governance issues.

The Board as a whole is responsible for Baytex’s response to, and implementation of, the governance guidelines.  The Board discharges that responsibility through consideration and review of Baytex’s corporate governance principles and bringing forth proposals regarding any changes necessary to respond to changes in the governance guidelines.

11.                                 The Board should define limits to management’s responsibilities by developing mandates for: (a) the Board and the Chief Executive Officer of Baytex and (b) the corporate objectives for which the Chief Executive Officer is responsible.

To date, Baytex has not developed position descriptions for the Board or the Chief Executive Officer.  The Board currently sets Baytex’s annual objectives which become the objectives against which the Chief Executive Officer’s performance is measured.

12.                                 Establish procedures to enable the Board to function independently of management.

With the Board consisting of both related and unrelated directors, the Board has not been able to function totally independent of executive management. However, in matters that require independence of the Board from management, only the unrelated Board members take part in the decision-making responsibilities and evaluations.

13.                                 Establish an audit committee with a specifically defined mandate, that has open communication channels with the external auditor and is comprised entirely of outside directors. The audit committee’s duties should include oversight responsibility for management reporting and should ensure that management has designed and implemented an effective system of internal control.

All members of the Audit Committee are unrelated directors. The roles and responsibilities of the Audit Committee have been defined and include oversight responsibility for management reporting and internal control. The Audit Committee has direct communication channels with the external auditors. Baytex has no formal internal audit process.

14.                                 Implement a system to enable an individual director to engage outside advisors at Baytex ‘s expense. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the Board.

Baytex has no formal policy which allows unrelated directors to engage outside advisors at Baytex’s expense. However, if such advisors were requested by a Board member, approval for engaging the advisors could be obtained from the remaining Board members.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Except as disclosed herein, there were no material interests, direct or indirect, of insiders, proposed nominees for election as directors, or any associate or affiliate of such insiders or nominees since January 1, 2003, or in any proposed transaction, which has affected or would materially affect Baytex, the Trust or any of its subsidiaries.

Some of the directors and officers of Baytex are directors and officers of other private and public companies.  Some of these private and public companies may, from time to time, be involved in business transactions or banking relationships which may create situations in which conflicts may arise.  Any such conflicts shall be resolved in accordance with the procedures and requirements of the Business Corporations Act (Alberta), including the duty of such directors and officers to act honestly and in good faith with a view to the best interests of Baytex and the Trust.

INTEREST OF CERTAIN PERSONS AND COMPANIES
IN MATTERS TO BE ACTED UPON

Management is not aware of any material interest of any director or executive officer or anyone who has held office as such since the beginning of the Trust’s last financial year or of any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting, except as is disclosed herein.

OTHER MATTERS

Management knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting.  However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person voting the proxy.

Baytex undertakes to provide, upon request, a copy of the Trust’s 2003 annual report, containing management’s discussion and analysis of financial condition and results of operations and the 2003 audited financial statements, as well as a copy of the Trust’s annual information form, subsequent interim financial statements and this Circular.

ADDITIONAL INFORMATION

Financial information of the Trust is provided in the Trust’s comparative financial statements and management discussion and analysis for its most recently completed financial year.  A copy of these documents may be obtained by contacting Baytex Energy Trust at Suite 2200, Suite 2200, Bow Valley Square II, 205 - 5th Avenue S.W. , Calgary, Alberta, T2P 2V7, attention: Daniel G. Belot (phone) (403) 269-4282, or (fax) (403) 205-3845. Copies of these documents as well as additional information relating to the Trust may be accessed through the SEDAR website at www.sedar.com or through the Trust’s website at www.baytex.ab.ca.

APPROVAL AND CERTIFICATION

The contents and the sending of this Circular have been approved by the Board.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated: April 12, 2004

BAYTEX ENERGY TRUST
By: BAYTEX ENERGY LTD.

(signed)	Raymond T. Chan President and Chief Executive Officer	(signed)	Daniel G. Belot Vice President, Finance and Chief Financial Officer

Calgary, Alberta April 12, 2004